Exhibit 5.2

February 22, 2013

Deluxe Corporation
3680 Victoria Street North

Shoreview, Minnesota 55126-2966

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by Deluxe Corporation, a Minnesota corporation (“Deluxe”), and the subsidiaries of Deluxe listed on Annex A hereto (the “Guarantors”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to (i) Deluxe’s offer to exchange up to $200 million aggregate principal amount of its 6.000% Senior Notes due 2020, which have been registered under the Securities Act (the “New Notes”), for up to $200 million aggregate principal amount of its issued and outstanding 6.000% Senior Notes due 2020 (the “Old Notes”) and (ii) the guarantees to be issued by the Guarantors with respect to the New Notes (the “Guarantees”). The Old Notes were, and the New Notes will be, issued under an Indenture, dated as of November 27, 2012 (the “Indenture”), by and among Deluxe, the Guarantors and U.S. Bank National Association, as trustee.

The undersigned is a Staff Attorney at Safeguard Business Systems, Inc., a Delaware corporation and a wholly-owned subsidiary of Deluxe. In rendering this opinion, I have consulted with officers of Deluxe, officers of Safeguard Holdings, Inc., a Texas corporation (“Safeguard Holdings”), officers of the other Guarantors, outside counsel and other attorneys within Deluxe’s Law Department, in each case as I have determined appropriate for purposes of this opinion.

In connection with this opinion, I, or other attorneys within Deluxe’s Law Department, have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of the opinions set forth below. In rendering the opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. In rendering the opinions set forth below, I have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to my opinions, I have relied without independent investigation on certificates of officers of Safeguard Holdings and of public officials.

Based on the foregoing, and subject to the qualification set forth below, I am of the opinion that:

1.             Safeguard Holdings is validly existing as a corporation in good standing under the laws of the State of Texas.

2.             Safeguard Holdings has the corporate power to issue the Guarantee of Safeguard Holdings.

3.             The Guarantee to be issued by Safeguard Holdings has been duly authorized by all necessary corporate action on the part of Safeguard Holdings.

4.             The Indenture has been duly and validly executed and delivered by Safeguard Holdings.

The opinions expressed above are limited to the laws of the State of Texas, and I express no opinion with respect to the laws of any other state or jurisdiction.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the use of my name under the heading “Legal matters” in the prospectus constituting part of the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Kevin Skipper

Kevin Skipper
Staff Attorney
Safeguard Business Systems, Inc.

ANNEX A

Guarantors

Name	Jurisdiction of Incorporation or Organization
Custom Direct, Inc.	Delaware
Custom Direct LLC	Delaware
Deluxe Business Operations, Inc.	Delaware
Deluxe Enterprise Operations, Inc.	Minnesota
Deluxe Financial Services, Inc.	Minnesota
Deluxe Manufacturing Operations, Inc.	Minnesota
Deluxe Small Business Sales, Inc.	Minnesota
Hostopia.com Inc.	Delaware
OrangeSoda, Inc.	Nevada
Safeguard Business Systems, Inc.	Delaware
Safeguard Holdings, Inc.	Texas